TITAN INTERNATIONAL, INC.
ANNUAL INCENTIVE COMPENSATION PLAN

This Annual Incentive Compensation Plan is established by Titan International, Inc., a Delaware corporation, for the benefit of certain employees who may become eligible to participate in this Plan.

SECTION 1
RECITALS

1.1    Purpose. The purpose of the Plan is to enhance the Company’s competitiveness and the Company’s ability to attract, motivate and retain top talent; to recognize the role of senior leadership in the success of the Company; to reward annual financial and individual performance that complements the Company’s longer-term strategic focus; and to encourage collaboration and teamwork across the Company thereby increasing shareholder value and the success of the Company.

1.2    Section 162(m) Compliance. The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder. However, the Company can not guarantee that awards under the Plan will qualify for exemption under Code Section 162(m) and circumstances may present themselves under which Awards under the Plan do not comply with Code Section 162(m) whether intended or not.

1.3    General Compliance. This Plan is intended to be exempt from Code Section 409A under Treas. Reg. §1.409A-1(b)(4). This Plan is intended to be exempt from ERISA pursuant to ERISA Regulation Section 2510.3-2(c).

SECTION 2
DEFINITIONS

2.1    Defined Terms. As used in this Plan, the following terms shall have the following meanings.

(a)    Award means an award granted pursuant to this Plan, the payment of which shall be contingent on the attainment of Performance Goals, with respect to a Performance Period. All Awards shall be made in writing and shall specify the Performance Goals, Target Incentive Opportunity and Payout Formula.

(b)    Board means the Board of Directors of the Company.

(c)    Code means the Internal Revenue Code of 1986, as amended.

(d)    Committee means the Compensation Committee of the Board.

(e)    Company means Titan International, Inc., a Delaware corporation, its successors and assigns.

(f)    Effective Date means May 1, 2016.

(g)    Employee means mean any person who is employed by the Company.

(h)    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(i)    Executive Officer means the individual serving as the chief executive officer or acting in such capacity, or among the four (4) highest compensated officers, other than the chief executive officer. For purposes determining whether an individual is among the executive officers listed in this subsection, the executive compensation disclosure rules under the Securities Exchange Act of 1934 shall apply.

(j)    FMLA means the Family and Medical Leave Act of 1993, as amended.

(k)    Fiscal Year means the fiscal year of the Company.

(l)    Payout Formula means, as to any Performance Period, the formula or payout matrix established by the Committee to determine the amount to be paid to Participants, if any. The formula or matrix may differ from Participant to Participant.

(m)    Performance Period means a Fiscal Year, or any longer or shorter period determined by the Committee.

(n)    Performance Goal means the goal or goals determined by the Committee to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goal(s) may provide for a targeted level or levels of achievement using the performance criteria specified by the Committee. For Awards intended to qualify as performance-based compensation under Code Section 162(m), such Performance Goal criteria shall be based on one or more of the performance metrics set forth in Appendix A.

(o)    Plan means this plan established and continued by the Company, as it may be amended, in the form of this document and designated as the Titan International, Inc. Annual Incentive Compensation Plan.

(p)    Target Incentive Opportunity means the target amount payable to a Participant for the Performance Period expressed as a percentage of Participant’s annual base salary as of the end of the Performance Period or a specific dollar amount, as determined by the Committee.

2.2    Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Plan.

(a)    The singular includes the plural and the plural includes the singular except when the context otherwise requires.

(b)    The masculine, feminine or neuter gender shall also mean all or any of the other genders except when the context otherwise requires.

(c)    Capitalized words and phrases used in this Plan shall have the meaning given to them in Section 2.1, unless the language or context clearly indicates that a different meaning is intended.

(d)    The recitals as set forth in this Plan are incorporated as material terms of this Plan.

(e)    A reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder.

(f)    Notwithstanding any provision of this Plan to the contrary, the obligation to make payments and the time and form of those payments as required by this Plan or in an Award that constitute deferred compensation for purposes of Code Section 409A and which are not otherwise exempt from Code Section 409A are intended to comply with Code Section 409A and the interpretive guidance thereunder. This Plan will be construed and interpreted with such intent. If any provision of this Plan needs to be revised or restricted to the extent and in a manner necessary to be in compliance with the requirements of Code Section 409A, then such provision shall be modified or restricted to the extent necessary to be in compliance the requirements of Code Section 409A and any modification will attempt to maintain the same economic results as were intended under this Plan.

SECTION 3
PARTICIPATION

3.1    Eligibility. The Committee, in its sole discretion, will select from Employees who will be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis.

3.2    Performance-based Compensation. For awards intended to qualify as performance-based compensation under Code Section 162(m), Participants shall be designated no later than the earlier of the 90th day of the Performance Period or the date on which 25% of the Performance Period has elapsed.

3.3    Mid-Performance Period Selection. A newly hired or newly selected Employee may be designated as a Participant and eligible to receive a pro-rated Award (based on the number of days such employee is eligible for an Award during the Performance Period) if the date such Employee becomes eligible to participate in the Plan is no later than the date on which 75% of the Performance Period has elapsed.

3.4    Leaves of Absence. If a Participant is on a leave of absence for a portion of a Performance Period, to the extent permissible by applicable law including FMLA, the Participant will be eligible to receive only a pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when the Participant was on leave.

3.5    No Guaranty of Continued Participation. An Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

SECTION 4
AWARDS AND PAYMENT

4.1    Determination of Award. The Committee, in its sole discretion, will establish a Performance Goal, a Target Incentive Opportunity and a Payout Formula for each Participant for each Performance Period. The Committee will establish the Performance Goal, Target Incentive Opportunity and Payout Formula prior to, or reasonably promptly following the commencement of such Performance Period and for Awards intended to qualify as performance-based compensation under Code Section 162(m), no later than the period provided in Section 3.2. Notwithstanding the foregoing, the maximum amount payable under any individual Award subject to Code Section 162(m) shall not exceed ______dollars ($xx,xxx.xx) and in the aggregate the maximum amount which may be paid under the Plan is five million dollars ($5,000,000.00).

4.2    Certification of Performance. After the end of each Performance Period the Committee shall certify the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. To the extent an Award is intended to qualify as performance-based compensation under Code Section 162(m), the Committee’s certification shall be in writing, and shall include the extent to which the applicable Performance Goals have been achieved.

4.3    Adjustment. The Committee may reduce or eliminate the amount that would otherwise would be payable under the Award, or increase the amount payable under the Award provided that the Award is not intended to qualify as performance-based compensation under Code Section 162(m).

4.4    Payment. Payment pursuant to an Award shall be made as soon as practicable after the end of the Performance Period during which the Award was earned and, if necessary, after the performance is certified by the Committee, but in no event following the later of:

(a)    the fifteenth (15th) day of the third (3rd) month of the Fiscal Year immediately following the Fiscal Year in which the Participant’s Award has been earned, and

(b)    March 15 of the calendar year immediately following the calendar year in which the Participant’s Award has been earned.

4.5    Forfeiture. A Participant must be employed on the date that actual payment is made pursuant to this Plan. If a Participant is not employed on the actual date of payment, the Participant shall forfeit any and all amounts to which the Participant may have been entitled pursuant an Award.

4.6    Form of Payment. The amount which may be payable pursuant to an Award shall be paid in cash in a single sum payment.

4.7    Withholding and Payroll Practices. All payments made shall be subject to all applicable federal, state, and local withholding taxes, rules, and regulations and the Company’s regular payroll practices, including the timing of such payments.

4.8    Clawback. Notwithstanding any other provisions in this Plan, any Award that is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

SECTION 5
FUNDING

5.1    Funding. All payments made pursuant to this Plan shall come from the general assets of the Company. The payment of any amount is not secured by any specific assets of the Company. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder or to establish a trust or purchase an insurance policy or other product for such purpose. The Company may make such arrangements as it desires to provide for the payment of benefits.

5.2    Right to Assets. The Participant shall not have any rights against the Company with respect to any portion of a benefit which may become payable under this Plan except as a general unsecured creditor.

5.3    Sufficiency. Nothing contained in this Plan shall constitute a guarantee of the Company, any other entity or person, that the assets of the Company will be sufficient to pay the benefit.

SECTION 6
ADMINISTRATION

6.1    Authority. The Plan shall be administered by the Committee, subject to Section 6.3, which shall consist of at least two members, all of whom are “outside directors” as defined in Code Section 162(m). The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including (without limitation) the power to:

(a)    determine which Employees shall be granted awards,

(b)    prescribe the terms and conditions of the awards,

(c)    interpret the Plan,

(d)    adopt rules, policies and procedures for the administration, interpretation and application of the Plan, and

(e)    interpret, amend or revoke any such rules, policies and procedures.

6.2    Binding Nature of Committee Decisions. All determinations and decisions made by the Committee, the Board or any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

6.3    Delegation. The Committee, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or employees of the Company, however, the Committee may not delegate its responsibility to make Awards to Executive Officers, make Awards that are intended to constitute qualified performance-based compensation under Code Section 162(m), or certify the satisfaction of the performance pursuant to Section 4.2 applicable to Awards intended to qualify as performance-based compensation under Code Section 162(m), in each case, other than to a committee of the Board, consisting of at least two members, all of whom are “outside directors” as defined in Code Section 162(m).

SECTION 7
AMENDMENT

7.1    Amendment, Suspension and Termination. The Board or the Committee may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason; provided that no amendment that requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless approved by the requisite vote of the Company’s stockholders.

7.2    Effect of Amendment, Suspension or Termination. No amendment shall adversely affect the rights of any Participant to an Award allocated prior to such amendment, suspension or termination. No Award may be granted during any period of suspension or after termination of the Plan.

SECTION 8
MISCELLANEOUS

8.1    Employee’s Rights. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to interfere with any right of the Company to discharge the Participant at any time regardless of the effect which such discharge shall have upon the Participant under this Agreement.

8.2    Effect on Other Benefits. Amounts deferred under this Plan or distributed pursuant to the terms of this Plan shall not be taken into account in the calculation of a Participant’s benefits under any employee pension or welfare benefit program or under any other compensation practice maintained by the Company, except to the extent provided in such program or practice.

8.3    Alienation. No benefit which shall be payable to a Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for or subject to, the debt, contracts, liabilities, engagements or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized by the Company, except to such extent as may be required by law.

8.4    Construction. This Plan shall be construed and enforced according to the laws of the State of Delaware except to the extent that such laws are preempted by the laws of the United Sates, in which case the laws of the United States shall apply.

8.5    Severability. If any provision of this Plan shall be held by any court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective, unless the removal of the invalid or unenforceable provision would substantially defeat the basic intent, purpose and spirit of this Plan.

8.6    Liability. Nothing contained in this Plan shall impose on any officer, director or employee of the Company any personal liability for any benefit due an Employee pursuant to this Plan.

Appendix A

The Committee may establish Performance Goals derived from the following metrics for Awards intended to qualify as performance-based compensation under Section 162(m) of the Code:

Economic value added
Return on assets, investment or capital employed
Net Operating Profit, after tax
Sales, gross or net of adjustments